UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2014

SUGARMADE, INC.

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-23446	94-300888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

631 Bridgeway Sausalito, CA	94965
(Address of Principal Executive Offices)	(Zip Code)

(888)747-6233

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01     Regulation FD Disclosure

On June 4, 2014, Sugarmade, Inc. (the “Company”) agreed to general terms to acquire SWC Group, Inc., a California Corporation dba CarryOutSuppliers.com (“CarryOut”), a producer and wholesaler of custom printed and generic takeout supplies (the “Acquisition”).  CarryOut, which services more than 3,000 takeout establishments, restaurants and other food service operators, is headquartered at 167 N Sunset Ave, City of Industry, CA 91744, with two additional warehouse locations in Southern California.  Contingent on the conditions listed below, among other items, the Company and CarryOut are currently performing required due diligence and plan to close the Acquisition as soon as is practical.

During calendar 2013, CarryOut had revenues of in excess of $9 million according to preliminary due diligence performed by the Company. The respective management teams believe the combined entity will be capable of significantly growing this revenue over future periods by better utilizing salesforce resources, enhancing working capital in order to allow better customer terms for payment, and by expanding product lines.  Each of the operators plan to immediately upon closure of the acquisition to begin cross-selling the respective products with the corporate sales team of CarryOut to mainly focus on small business and retail channels and a Company sales team to mainly focused on sales of cut paper to major corporations and large institutions that desire to lessen the environmental impact of corporate operations.

Under the proposed terms, all outstanding shares of CarryOut will be exchanged for approximately Sixty Two Million Five Hundred Thousand (62,500,000) common shares of the Company with the Company acquiring all its assets and liabilities.

The Board of Directors of the Company and the management team of CarryOut believe there are strong corporate synergies relative to cross product selling, cash flow management, manufacturing, warehousing, distribution, and general corporate operations and believe the combined operation will be capable of robust growth, in not only the market for custom printed and generic takeout supplies, but also within the market for tree-free, cut and roll paper products.

The terms of the Acquisition outline an increase in the size of the board of directors to seven with three appointed by the Company, three appointed by CarryOut shareholders and a seventh member being appointed by mutual agreement. Additionally, the terms call for an injection of approximately $600,000 of new capital into the combined organization, which will be used to expand sales operations, increase inventory levels, and for general working capital purposes, for which approximately Forty Five Million (45,000,000) common shares will be issued. Additionally, it is contemplated that approximately Thirteen Million Two Hundred Thousand (13,200,000) additional shares will be issued to resolve certain outstanding debts of the Company with additional shares reserved as compensation for additional management team members and/or consultants.  Selected former managers and/or board members of the Company plan to cancel portions of their common share ownership prior to the closing.  Upon closing of the Acquisition, it is expected there will be approximately 144,122,453 common shares outstanding.

The closing of the Acquisition is contingent on the following, in addition to other items: 1) Modification to the terms of outstanding Company notes, 2) Modification to the terms of outstanding CarryOut notes, 3) Satisfactory resolution other selected Company debts, 4) The closing of not less than $500,000 of new equity financing, 5) Execution of definitive agreements, 6) Approval of the respective boards of directors and stockholders, and 7) Satisfactory completion of due diligence and financial review.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

This current report on Form 8-K contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements we make relating to the closing of the Acquisition and related transactions described in this current report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are more fully disclosed below under the section headed "Risk Factors" in our Annual Report on Form 10-K, Quarterly Reports on 10-Q and any subsequent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.  There is no assurance that any Acquisition or transactions will ultimately be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUGARMADE, INC.

Dated: June 5, 2014

By:  /s/ Clifton Kuok Wai Leung

Name: Clifton Kuok Wai Leung

Title: Chief Executive Officer